EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) dated as of January 16, 2019 among Heartland Financial USA, Inc., a Delaware corporation (the “Company”), Morrill & Janes Bank and Trust Company (“MJB”), a Kansas banking corporation and wholly owned subsidiary of the Company, Blue Valley Ban Corp., a Kansas corporation (“BVBC”), Bank of Blue Valley, a Kansas state-chartered bank (“BankBV”), and Robert D. Regnier (the “Executive”), a resident of Kansas.
WHEREAS, the Executive currently serves as Chairman, President, and Chief Executive Officer and a director of BankBV;
WHEREAS, BVBC and the Executive are parties to a Change in Control Agreement dated June 12, 2012 (the “Prior Employment Agreement”);
WHEREAS, BVBC and the Company are executing an Agreement and Plan of Merger (the “Parent Merger Agreement”) as of the date hereof, pursuant to which BVBC will be merged with and into the Company (the “Parent Merger”), and the Company will continue as the surviving corporation;
WHEREAS, the Parent Merger Agreement provides that BankBV will be merged with and into MJB pursuant to a bank merger agreement (the “Bank Merger”), with MJB to be the surviving bank in the Bank Merger (the “Surviving Bank”);
WHEREAS, conditioned on the successful completion of the Parent Merger and the Bank Merger, the Company and the Surviving Bank desire that the Surviving Bank employ the Executive immediately following consummation of the Bank Merger (the “Effective Date”) on the terms and conditions of this Agreement, and the Executive desires to be employed by the Surviving Bank on such terms and conditions; and
WHEREAS, the parties desire this Agreement to supersede and cancel the Prior Employment Agreement in all respects other than the obligation to make the change in control payment set forth in Section 4 of the Prior Employment Agreement (the “Change in Control Payment”), recognizing that the compensation and benefits to be provided to the Executive under this Agreement constitute good and valuable consideration therefor.
NOW, THEREFORE, in consideration of the promises, the mutual agreements set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
1.Employment. Effective upon the Effective Date, the Surviving Bank hereby agrees to employ the Executive, and the Executive accepts such employment and agrees to perform services for the Surviving Bank, for the period and upon the other terms and conditions set forth in this Agreement. Other than the obligation to make the Change in Control Payment, effective on the Effective Date, the Prior Employment Agreement shall in all respects terminate and be null and void, and all rights and obligations thereunder shall be superseded by this Agreement.

2.Term. Unless terminated at an earlier date in accordance with Section 8 of this Agreement, the term of the Executive’s employment hereunder shall be for a period of two (2) years, commencing on the Effective Date (the “Initial Term”). Thereafter, this Agreement shall automatically renew for subsequent periods of one (1) year (“Renewal Term”), unless either party provides written notice to the other at least ninety (90) days prior to the end of the Initial Term (or Renewal Term thereafter) or unless this Agreement (and the Executive’s employment hereunder) is otherwise terminated as set forth in this Agreement (the Initial Term plus any Renewal Term being referred to herein as the “Term”). If either (i) the Parent Merger Agreement will have been validly terminated pursuant to the terms of Article 8 thereof, or (ii) the Executive’s employment with BankBV terminates prior to the Effective Date, for any reason, this Agreement, and all rights and obligations of the Company, the Surviving Bank and the Executive hereunder, shall be null and void.

3.Position and Duties.

(a)Position. During the Term, the Executive shall serve as Executive Chairman and Chief Executive Officer (“CEO”) of the Surviving Bank, reporting to the President of the Company or his designee and the Surviving Bank’s Board of Directors (the “Board”). The Executive also agrees to serve, for so long as he is the Executive Chairman and CEO of the Surviving Bank, as a member of the Board, but shall not be entitled to compensation for service as such a member of the Board in addition to the compensation provided herein.

(b)Performance of Duties. During the Term, and excluding any periods of vacation and sick leave, the Executive agrees to devote his full time, attention and efforts necessary to perform his duties hereunder and faithfully serve the Surviving Bank, and shall comply with the Surviving Bank’s policies and rules, as they may be in effect from time to time and known to him, during his employment by the Surviving Bank. The Executive confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement and that, during the Term, he will not render or perform services for any other corporation, firm, entity or person that are inconsistent with the provisions of this Agreement. Notwithstanding the prior sentence, while he remains employed by the Surviving Bank, the Executive may (i) participate in charitable, educational, religious, civic and similar activities and personal investment activities (but not be involved in a material manner in the day-to-day operations of any business in which he has invested), and (ii) with the prior written consent of the Company and the Board, act as a director of any corporations or organizations outside the Surviving Bank and the Company (other than banks, other financial institutions or other organizations providing services similar to the services of the Company or the Surviving Bank), including the Executive acting as the managing member of the following family partnerships: Regnier Investments, Ranch Mart Hardware, and Regnier Passive Investments (including all of their subsidiaries and investments); provided, in each case, and in the aggregate, that such activities do not materially interfere with the performance of Employee’s duties hereunder or violate Employee’s fiduciary duties to the Surviving Bank. The Executive represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employer, other than BankBV.

(c)Service on the Board of Directors of the Company. The Company agrees to consider nominating the Executive for election to the Board of Directors of the Company at the earliest time at which the Company has an open director position available to be filled; provided, however, that the Company will not nominate the Executive for a director position if his election to the Board of Directors would result in the number of directors who are not “independent directors” (as defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules) exceeding the number of independent directors.

4.Compensation.

(a)Base Salary. As compensation for all services to be rendered by the Executive under this Agreement, the Surviving Bank shall pay to the Executive a base salary of $350,000 per year (the “Base Salary”), less deductions and withholdings, which salary shall be paid in accordance with the Surviving Bank’s normal payroll procedures and policies for the payment of base salary to executives. The Executive shall be eligible, at the sole discretion of the Company and the Board, for salary increases consistent with its procedures, policies and practices, provided that the Executive’s Base Salary shall be reviewed in good faith by the Board not less often than annually (any increased salary thereafter constituting the Base Salary for purposes of this Agreement). The Base Salary may be increased, but not decreased, in amount.

(b)Retention Bonus. The Executive shall receive an additional annual payment in the gross amount of $10,000 less deductions and withholdings, for each year of the Initial Term (the “Annual Retention Bonus”), commencing with the first full month following the Effective Date. Each Annual Retention Bonus will be paid in substantially equal monthly installments for a period of twelve (12) months, commencing in the first and thirteenth full calendar months following the Effective Date, provided that, as of the date of payment of each monthly installment, the Executive (i) remains an employee of the Surviving Bank, and (ii) has not materially breached this Agreement, or any such breach has been cured in a timely manner by the Executive, as determined in the reasonable discretion of the Company and the Surviving Bank’s Board of Directors. For the avoidance of doubt, if the Executive’s employment with the Surviving Bank terminates for any reason, or upon a material breach of this Agreement by the Executive, which is not cured in a timely manner by the Executive, as determined in the reasonable discretion of the Company and the Surviving Bank’s Board of Directors, the Executive shall forfeit all installments of the Annual Retention Bonus payable after the date of such material breach or termination of the Executive’s employment with the Surviving Bank.

(c)Incentive Compensation. In each calendar year during the Term, but in the sole discretion of the Company and the Board, the Executive shall be eligible for a cash incentive bonus targeted at 50% of the Base Salary (the “Target Bonus”). In each year, the incentive bonus will be based on the Executive’s achievement of objectives established by the Company and the Board (which objectives generally shall be based on budgeted revenue and profit growth, but may include other or different objectives at the discretion of the Company and the Board). Determinations regarding the Executive’s performance against annual objectives shall be in the sole discretion of the Company and the Board, and the determinations of the Company and the Board with respect to such bonus shall be final and binding. Notwithstanding any other provision of this Section 4(c), and provided that Executive remains employed in good standing as of the date of payment, for calendar year 2019, the Executive shall receive a guaranteed cash incentive bonus equal to the Target Bonus when the Company’s annual decisions regarding cash incentive bonuses are made in the first quarter of 2020. The amount of such guaranteed cash incentive bonus shall be paid in the first quarter of 2020.

(d)Equity Compensation. In each calendar year during the Term, the Executive shall be eligible to receive annual grants of restricted stock units (“RSUs”) for shares of common stock of the Company, at the discretion of the Compensation/Nominating Committee of the Company’s Board of Directors and subject to the terms of Company’s Long-Term Incentive Plan (the “LTIP”). Any award of RSUs will be made in connection with the Company’s annual award decisions, normally occurring in January of each year. Annual grants to the Executive, if any, shall have a fair market value of up to 35% of the Executive’s then-current Base Salary (“Target LTIP Award”), and typically will be split between time-based RSUs with a three-year vesting period and performance-based RSUs. For avoidance of doubt, nothing in this Agreement shall constitute a guarantee of any grant of RSUs or other equity awards under the LTIP, and any such awards shall be in the sole discretion of the Company’s Compensation/Nominating Committee. Notwithstanding any other provision of this Section 4(d), and provided that Executive remains employed in good standing as of the date of grant, the Executive shall receive a grant of RSUs for a guaranteed minimum number of shares of common stock when the Company’s annual decisions regarding grants of RSUs are made in the first quarter of 2020. Such grant shall be subject to the terms of the LTIP and made in the first quarter of 2020. The shares of common stock of the Company subject to the RSUs granted pursuant to the preceding sentence shall have a fair market value at least equal to eighty percent (80%) of the Target LTIP Award on the date of grant.

(e)Participation in Benefit Plans. While he is employed by the Surviving Bank, the Executive shall be eligible to participate in all employee benefit plans or programs (including vacation time policies applicable to the Surviving Bank’s senior executives) offered generally by the Surviving Bank to its employees, to the extent that the Executive’s position, tenure, salary, health and other qualifications make Executive eligible to participate. Without limiting the foregoing, the Executive shall be eligible to participate in any profit sharing, 401(k) plan, defined contribution pension plan, or group life, health, dental or accident insurance or any such other plan or policy that may be in effect or that may hereafter be adopted by the Surviving Bank for the benefit of its employees and corporate officers generally. The Executive’s participation in such benefits shall be subject to the terms of the applicable plans, as the same may be amended from time to time. The Company and the Surviving Bank do not guarantee the adoption or continuance of any particular employee benefit policy or plan during the Executive’s employment, and nothing in this Agreement is intended to, or shall in any way restrict the right of the Surviving Bank, to amend, modify or terminate any of its employee benefit policies or plans during the Term. The Surviving Bank agrees to treat all tenure with BankBV as time of employment with the Surviving Bank for purposes of calculating benefits under any benefits policy or plan of the Surviving Bank.

(f)Perquisites. While he is employed by the Surviving Bank, the Executive shall be entitled to use of the automobile owned by BankBV and used by the Executive as of the Effective Date.

(g)Expenses. The Surviving Bank will pay or reimburse the Executive for all reasonable out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the Surviving Bank’s normal policies for reimbursement and expense verification.

5.Confidential Information. Except as directed by the Company or the Board, during the Term or at any time thereafter, the Executive shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Surviving Bank) any confidential information of the Company or the Surviving Bank that the Executive has acquired or become acquainted with or will acquire or become acquainted with, whether developed by himself or by others, including but not limited to any trade secrets, confidential, proprietary or secret information or data, processes, formulae, plans, devices or material (whether or not patented or patentable) used in any aspect of the business of the Company or the Surviving Bank, any customer or supplier lists of the Company or the Surviving Bank, any confidential development or research work of the Company or the Surviving Bank, or any other confidential information or aspects of the business of the Company or the Surviving Bank, or any confidential information obtained from third parties under an obligation of the Company or the Surviving Bank to maintain the confidentiality of such information, which obligation is known to the Executive (all such confidential or secret knowledge and information referred to in this sentence, the “Confidential Information”). The Executive acknowledges that the Confidential Information constitutes a unique and valuable asset of the Company and the Surviving Bank and represents a substantial investment of time and expense and the creation of goodwill by the Company and the Surviving Bank, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company and the Surviving Bank would be wrongful and would cause irreparable harm to the Company and the Surviving Bank. The foregoing obligations of confidentiality shall not apply to, and the Executive shall be entitled to disclose, any knowledge or information (i) that is generally known to the industry or the public, other than as a direct or indirect result of the breach of this Agreement by the Executive; (ii) as may be required by law or legal process after providing the Company and the Surviving Bank with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law); (iii) in any criminal proceeding against him after providing the Company and the Surviving Bank with prior written notice and an opportunity to seek protection for such Confidential Information (at the Company’s or the Surviving Bank’s sole expense, as applicable); and (iv) with the prior written consent of the Company and the Surviving Bank. Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), Executive acknowledges that he shall not have criminal or civil liability under any federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by its Section 7.
The Executive understands that certain whistleblower laws permit him to communicate directly with governmental or regulatory authorities about possible violations of law. The Executive acknowledges that he is not required to seek the permission of or notify the Company or the Surviving Bank of any communications made in compliance with applicable whistleblower laws, and that neither the Company nor the Surviving Bank will consider such communications to violate this Agreement.
6.Restrictive Covenants. As an inducement for the Company to enter into the Parent Merger Agreement and consummate the Parent Merger, and as necessary to protect the trade secrets, confidential information and goodwill of the business of BankBV to be acquired pursuant to the Parent Merger Agreement and subsequently developed by the Company and the Surviving Bank, the Executive agrees to the restrictive covenants set forth in this Section 6. The Executive acknowledges the trade secrets that have and will be developed by BankBV, the Surviving Bank and the Company, as well as the valuable and special relationships developed between BankBV and its customers and employees, as well as between the Company and the Surviving Bank and their respective customers and employees, and acknowledges that such relationships will continue to be developed by the Company and the Surviving Bank, at considerable expense. Accordingly, the Executive agrees that he will not in any way interfere with such relationships, whether or not contractual and regardless whether any such contract is oral, in writing or otherwise, during the Term and thereafter as provided below. Without limiting the generality of the foregoing, the Executive further specifically agrees as follows:

(a)During the Executive’s employment with the Surviving Bank and for a period ending at the later of (i) two (2) years after the Effective Date, or (ii) one (1) year after the termination of the Executive’s employment for any reason, the Executive shall not, directly or indirectly, (i) attempt to solicit or induce any employees of the Company or the Surviving Bank, or their respective subsidiaries or affiliates, to leave their employment with the Company or the Surviving Bank or their respective subsidiaries or affiliates, or (ii) use Confidential Information to solicit or induce or attempt to solicit or induce any employees of the Company or the Surviving Bank, or their respective subsidiaries or affiliates, to leave their employment with the Company or the Surviving Bank, or their respective subsidiaries or affiliates.

(b)During the Executive’s employment with the Surviving Bank and for a period ending at the later of (i) two (2) years after the Effective Date, or (ii) one (1) year after the termination of the Executive’s employment for any reason, the Executive shall not, directly or indirectly, (i) attempt to solicit or induce any customer of the Surviving Bank to cease doing business with, or otherwise reduce the amount of business such customer does with, the Surviving Bank, or (ii) use Confidential Information to solicit or induce or attempt to solicit or induce any customer of the Surviving Bank to cease doing business with, or otherwise reduce the amount of business such customer does with, the Surviving Bank.

(c)During the Executive’s employment with the Surviving Bank and for a period ending at the later of (i) two (2) years after the Effective Date, or (ii) one (1) year after the termination of the Executive’s employment for any reason, the Executive shall not, directly or indirectly, without the express prior written consent of the Company and the Board, (i) own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as consultant or advisor to, render services for (alone or in association with any person) or otherwise intentionally, knowingly and deliberately assist in any manner, any person that engages in or owns, invests in, operates, manages or controls any venture or enterprise which (directly or indirectly) provides the same or similar services or products as provided by the Surviving Bank within the Restricted Area (as defined below in this Section 6(c)), or (ii) enter into an independent contractor, consulting, employment or other arrangement with any other venture or enterprise providing the same or similar products or services as provided by the Surviving Bank in the Restricted Area. “Restricted Area” means all geographical territory within fifty (50) miles of any of the banking facilities operated by the Surviving Bank during Executive’s employment with the Surviving Bank, or as of the date of the termination of the Executive’s employment. For avoidance of doubt and purposes of clarity, the activities permitted under Section 3(b)(i) and (ii) shall not be deemed to violate this Section 6(c).

(d)During the Executive’s employment with the Surviving Bank and thereafter, the Executive shall not knowingly and intentionally make or affirm to any third party, including but not limited to competitors or customers of the Company or the Surviving Bank, or their respective subsidiaries or affiliates, any statement that disparages or reflects negatively upon the Company or the Surviving Bank or their respective subsidiaries or affiliates, or any of their respective officers, directors, employees, products or services.

The Executive acknowledges and agrees that the restrictions and agreements contained in this Section 6 are reasonable and necessary to protect the legitimate interests of the Company and the Surviving Bank; the potential restrictions on the Executive’s future employment imposed by this Section 6 are reasonable in both duration and geographic scope and in all other respects and will not preclude the Executive from earning a livelihood; and that any violation of this Section 6 will cause substantial and irreparable harm to the Company and/or the Surviving Bank that would not be quantifiable and for which no adequate remedy would exist at law. Accordingly, the Executive acknowledges and agrees that injunctive relief shall be available for any violation of this Section 6.
7.Intellectual Property.

(a)The Executive hereby confirms that there are no inventions or original works of authorship that were made by the Executive, prior to the date of this Agreement (collectively referred to herein as “Prior Intellectual Property”), which belong to the Executive, and which relate to the proposed or current business, services, or products of BankBV, the Company or the Surviving Bank, and which were not assigned by the Executive to BankBV, the Company or the Surviving Bank. The Executive confirms that all Prior Intellectual Property will be acquired by the Company or the Surviving Bank in the Parent Merger or the Bank Merger and will be owned by the Company or the Surviving Bank, and, to the extent it is not, the Executive hereby assigns and agrees to assign to the Company or the Surviving Bank, effective as of the Effective Date, all of the right, title and interest in the Prior Intellectual Property.

(b)The Executive acknowledges that all Work Product (as defined below in this Section 7(b)) belongs to BankBV, and acknowledges that all Work Product will be acquired by the Company or the Surviving Bank in the Parent Merger or the Bank Merger, and will be owned by the Company or the Surviving Bank. The Executive agrees to assign and hereby assigns to the Company and the Surviving Bank, without further consideration, all right, title, and interest that he may presently have or acquire (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to such Work Product, which Work Product shall be the sole property of the Company or the Surviving Bank, whether or not patentable. “Work Product” shall mean all ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, moral rights (including but not limited to rights to attribution or integrity) all improvements, rights, and claims related to the foregoing that are conceived, created, developed, or reduced to practice by the Executive alone or with others during the course of his employment with BankBV or the Surviving Bank. In addition, to the extent not assigned, the Executive hereby irrevocably waives any moral rights (including rights of attribution and integrity) that he may have with respect to the Work Product. The Executive acknowledges that all original works of authorship authored by him (solely or jointly with others) within the scope of his employment and which are protectable by copyright are “works made for hire,” as defined in the United States Copyright Act (17 USCA, Section 101), are included in the definition of Work Product. The Executive shall promptly disclose any such Work Product to the Company or the Surviving Bank.

(c)The Executive agrees to assist the Company and the Surviving Bank, or their respective designees, at the Company’s or the Surviving Bank’s expense, in securing the Company’s and the Surviving Bank’s rights in and to the Work Product and any copyrights, patents, trademarks, service marks, mask work rights or other intellectual property rights relating thereto in any and all countries. Such assistance shall include the disclosure to the Company and the Surviving Bank of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company and the Surviving Bank shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company and the Surviving Bank, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Work Product, and any copyrights, patents, trademarks, service marks, mask work rights or other intellectual property rights relating thereto. The Executive further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of this Agreement.

(d)The Executive agrees to maintain adequate and current written records on the development of all Work Product and to disclose promptly to the Company and the Surviving Bank all relevant records which records will remain the sole property of the Company and the Surviving Bank. The Executive further agrees that all information and records pertaining to any idea, process, trademark, service mark, invention, discovery, improvement, technology, computer program, original work of authorship, design formula, discovery, patent, or copyright that the Executive does not believe to constitute Work Product but is conceived, developed, or reduced to practice by the Executive (alone or with others) during his employment with the Surviving Bank shall be promptly disclosed to the Company and the Surviving Bank.

8.Termination of Employment.

(a)Grounds for Termination. The Executive’s employment shall terminate in the event that at any time:
(i)The Executive dies,

(ii)The Executive becomes Disabled (as defined in Section 8(b)),

(iii)The Company and the Surviving Bank elect to terminate this Agreement for Cause (as defined in Section 8(b)) and notifies the Executive in writing of such election,

(iv)The Company or the Surviving Bank elects to terminate this Agreement without Cause and notifies the Executive in writing of such election, or the Executive elects to terminate this Agreement for Good Reason (as defined in Section 8(b)) and notifies the Company and the Surviving Bank in writing of such election, or

(v)The Executive elects to terminate this Agreement without Good Reason (as defined in Section 8(b)) and notifies the company and the Surviving Bank in writing of such election.

If this Agreement is terminated pursuant to clause (i), (ii) or (iii) of this Section 8(a), such termination shall be effective immediately. If this Agreement is terminated pursuant to clause (iv) or (v) of this Section 8(a), such termination shall be effective 30 days after delivery of the notice of termination, except that the Company and the Surviving Bank may elect, at their sole discretion, to accelerate the effective date of termination under clause (v) without further compensation to the Executive.
(b)Cause, Good Reason and Disabled Defined. “Cause” means:

(i)The Executive has knowingly breached any provision of this Agreement in any material respect;

(ii)The Executive has engaged in willful and material misconduct, including but not limited to intentional failure to perform the Executive’s duties as an officer or employee of the Surviving Bank;

(iii)The Executive has breached any fiduciary duty to the Surviving Bank;

(iv)The Executive has committed fraud, misappropriation or embezzlement from the Company or the Surviving Bank or otherwise in connection with the Surviving Bank’s business, or engaged in any other act or omission involving personal dishonesty that reflects upon the Executive’s fitness to perform duties as an officer or employee of the Surviving Bank or that casts the Company or the Surviving Bank in a negative light by association;

(v)The Executive has been convicted or has pleaded nolo contendere to a felony; or

(vi)The Executive has been convicted or has pleaded nolo contendere to a crime involving fraud or dishonesty, or any similar crime that reflects upon the Executive’s fitness to perform duties as an officer or employee of the Surviving Bank or that casts the Company or the Surviving Bank in a negative light by association.

Notwithstanding anything in this defined term to the contrary, no event or condition described in subsections (i), (ii), or (iii) shall constitute Cause unless (x) within ninety (90) days from the Board first acquiring actual knowledge of the existence of the Cause condition, the Board provides the Executive written notice of its intention to terminate his employment for Cause and the grounds for such termination; (y) such grounds for termination (if susceptible to correction, as determined in the discretion of the Board) are not corrected by the Executive within 30 days of his receipt of such notice; and (z) the Board terminates the Executive's employment with the Company immediately following expiration of such 30-day period. For purposes of this defined term, any attempt by the Executive to correct a stated Cause shall not be deemed an admission by the Executive that the Board's assertion of Cause is valid.

“Good Reason” means the occurrence of any one or more of the following without the Executive’s advance written consent:

(i)    The Surviving Bank has breached any provision of this Agreement or any other written agreement with the Company and/or the Surviving Bank in any material respect;
(ii)    A material diminution of the Executive’s title, position, duties, responsibilities or status as Executive Chairman and CEO of the Surviving Bank, other than in connection with a termination for Cause or because the Executive has become Disabled;
(iii)    A material diminution in Executive’s base salary; or
(iv)    A relocation of the Executive’s primary place of work to a location more than fifty (50) miles from the Kansas City, Missouri, or Kansas City, Kansas, metropolitan areas.
If the Executive desires to resign for Good Reason, the Executive must provide the Company and the Surviving Bank with written notice of the Good Reason event within 30 days of the Executive’s initial awareness of the existence of such Good Reason event. The Surviving Bank shall have 30 days to cure the Good Reason event, or to object to the Executive’s determination that there was proper Good Reason. If the Surviving Bank cures the Good Reason event within the 30-day period, then there shall not be Good Reason for the Executive’s resignation and it shall not be effective. If the Surviving Bank objects to the Executive’s determination that there was proper Good Reason without attempting to cure, then the Executive’s resignation shall be effective at the end of the 30-day period, and the matter of whether there was Good Reason shall be resolved by arbitration in accordance with the provisions of Section 9(a). If such arbitration determines that there was not proper “Good Reason” for resignation, such resignation shall be deemed to be a resignation pursuant to clause (v) of Section 8(a). If the Surviving Bank fails to object or cure during the 30-day period, the Executive’s resignation shall be considered a resignation for Good Reason under clause (iv) of Section 8(a) effective as of the end of the 30-day period.
“Disabled” means any mental or physical condition that renders the Executive unable to perform the essential functions of his position, with or without reasonable accommodation, for a period in excess of three months. The Executive understands that the Surviving Bank will engage in the interactive process to determine whether a leave of another length is a reasonable accommodation but agrees that, given his position, a leave longer than three months will likely be an undue hardship.
(c)Effect of Termination. Notwithstanding any termination of this Agreement, the Executive, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of the Executive’s employment, including but not limited to the requirements of Sections 5, 6 and 7.

(d)Payments after Termination.

(i)The Executive shall be entitled to salary and benefits under this Agreement (including (x) unreimbursed expenses incurred in the performance of his duties prior to the date of termination, and for which he would be entitled to reimbursement under Section 4(g), to the extent documentation therefor is promptly, and in any event within 45 days of termination, provided to the Surviving Bank, (y) unused vacation time in accordance with the Surviving Bank’s policies, and (z) any vested benefits as of the date of his termination) through the date of any termination pursuant to Section 8(a), including any bonus determined to be payable with respect to a completed fiscal year and not yet paid, but not including any bonus payment with respect to the year in which termination occurs. Subject to any right to elect COBRA continuation coverage or similar state group health continuation law coverage, and, except as provided in Section 8(d)(ii), the Executive’s right to salary and benefits shall immediately terminate upon the effective date of termination of this Agreement under Section 8(a).

(ii)If the Executive’s employment is terminated under Section 8(a)(iv), and provided (1) the Executive has executed a written release in favor of the Surviving Bank and the Company in the form attached hereto as Exhibit A and the revocation or rescission period specified therein has expired without revocation or rescission by the Executive, and (2) the Executive has continued to comply with the provisions of this Agreement intended to survive termination, including but not limited to the Executive’s obligations under Sections 5, 6, 7 and 8(e), then, in addition to the payments described in Section 8(d)(i), (x) any unvested RSUs previously awarded to the Executive pursuant to Section 4(d) of this Agreement shall immediately vest as of the effective date of the Executive’s termination, subject to the terms of the LTIP, and (y) the Surviving Bank shall continue to pay the Executive’s Base Salary for one year from the date of termination of employment, so long as the Executive has not committed any material breach of this Agreement. Notwithstanding the foregoing, if the Company and the Surviving Bank elect not to renew this Agreement following the expiration of the Initial Term pursuant to Section 2, any unvested RSUs previously awarded to the Executive pursuant to Section 4(d) of this Agreement shall immediately vest as of the last day of the Initial Term, subject to the terms of the LTIP.

(e)Surrender of Records and Property. Upon termination of his employment with the Surviving Bank, for any reason, or otherwise upon the request of the Company or the Board, the Executive shall deliver promptly to the Surviving Bank all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof that relate in any way to the business, products, practices or techniques of the Company or the Surviving Bank, and all other property, trade secrets and confidential information of the Company or the Surviving Bank, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company or the Surviving Bank, which in any of these cases are in his possession or under his control, as well as any log-in information, passwords or other data or information reasonably necessary or useful to the Company or the Surviving Bank to access or use any documents or data created or maintained by the Executive.

9.Settlement of Disputes.

(a)Arbitration. Except as provided in Section 9(b), any controversy arising out of or relating to the Executive’s employment, this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to arbitration in Kansas City, Missouri, or Kansas City, Kansas, before a single arbitrator to be mutually agreed upon by the parties and shall be conducted in accordance with the JAMS Employment Arbitration Rules and Procedures (“JAMS”), which may be found at jamsadr.com/rules-employment-arbitration. The Executive acknowledges that he has reviewed such rules prior to executing this Agreement. The Surviving Bank shall bear those expenses peculiar to arbitration including the administrative costs of the arbitration and the arbitrator’s fees to the extent required by Missouri law and the JAMS rules. Each party in the arbitration shall bear its or his own attorneys’ fees and legal costs. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees and/or legal costs, the arbitrator may award reasonable attorneys’ fees and/or legal costs to the prevailing party consistent with applicable law. The parties agree to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims. Failure to demand arbitration within the prescribed time period shall result in waiver of said claims. This Agreement expressly does not prohibit either party from seeking provisional injunctive relief, including to prevent irreparable harm, in any court of competent jurisdiction. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

(b)Resolution of Certain Claims-Injunctive Relief. Section 9(a) shall have no application to claims by the Company or the Surviving Bank seeking to enforce, by injunction or otherwise, the terms of Sections 5, 6, 7 or 8(e). Such claims may be maintained by the Company or the Surviving Bank in a lawsuit subject to the terms of Section 9(c). The Executive acknowledges that it would be difficult to fully compensate the Company or the Surviving Bank for damages resulting from any breach by him of the provisions of this Agreement. Accordingly, the Executive agrees that, in addition to, but not to the exclusion of any other available remedy, the Company or the Surviving Bank shall have the right to enforce the provisions of Sections 5, 6, 7 and 8(e) by applying for and obtaining temporary and permanent restraining orders or injunctions from a court of competent jurisdiction without the necessity of filing a bond therefor, and the prevailing party shall be entitled to recover from the non-prevailing party its reasonable outside counsel fees in enforcing the provisions of Sections 5, 6, 7 or 8(e).

(c)Venue. Any action at law, suit in equity or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from Sections 5, 6, 7 or 8(e) of this Agreement, shall be litigated only in the state or federal courts of the State of Kansas. The Executive, the Surviving Bank and the Company consent to the jurisdiction of such courts over the subject matter set forth in Section 9(b). The Executive waives any right the Executive may have to transfer or change the venue of any litigation brought against the Executive by the Surviving Bank or the Company.

10.Code Section 409A.

(a)In General. This Agreement, and all payments made or to be made hereunder, is intended to meet the requirements of Section 409A of the Code, and shall be administered, interpreted and construed consistent with that intent. However, the Executive acknowledges that he bears the entire risk of any adverse federal and state tax consequences and penalty taxes in the event any payment pursuant to this Agreement is deemed to be subject to but not in compliance with Section 409A and that no representations have been made to the Executive relating to the tax treatment of any payment pursuant to this Agreement under Section 409A and the corresponding provisions of any applicable State income taxation law. To the extent any nonqualified deferred compensation payment to the Executive could be paid in one or more of the Executive’s taxable years depending upon the Executive completing certain employment-related actions, then any such payments will commence or occur in the later taxable year to the extent required by Code Section 409A.

(b)Payments subject to Section 409A. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following:
(i)If the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s Separation from Service (the “Separation Date”), and if an exemption from the six (6) month delay requirement of Code Section 409A(a)(2)(B)(i) is not available, then no such payment shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the first calendar month following the end of the period. Each payment hereunder is intended to constitute a separate payment from each other payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(ii)Payments with respect to reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year. If the timing of any payment subject to Code Section 409A could occur in one or more tax years depending on the Executive’s employment-related actions, then such payment will be made as soon as possible in the later tax year.

(c)    To the extent necessary to comply with Code Section 409A, references in this Agreement to “termination of employment” or “terminates employment” (and similar references) shall have the same meaning as “separation from service” under Section 409A(a)(2)(A)(i) and any governing Internal Revenue Service guidance and Treasury regulations (“Separation from Service”), and no payment subject to Section 409A that is payable upon a termination of employment shall be paid unless and until (and not later than applicable in compliance with Section 409A) the Executive incurs a Separation from Service.
(d)    The right to a series of payments under this Agreement will be treated as a right to a series of separate payments. Each payment under this Agreement that is made within 2-½ months following the end of the year that contains the Separation Date is intended to be exempt from Code Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A. Each payment under this Agreement that is made later than 2-½ months following the end of the year that contains the Separation Date is intended to be exempt from Code Section 409A under the two-times exception of Treasury Reg. § 1.409A-1(b)(9)(iii), up to the limitation on the availability of that exception specified in the regulation. Then, each payment that is made after the two-times exception ceases to be available shall be subject to delay, as necessary, as specified in this Section 10.
11.Miscellaneous.

(a)Entire Agreement. This Agreement (including Exhibit A) contains the entire understanding between the parties hereto with respect to the subject matter hereof and, except with respect to obligations of the Company and the Surviving Bank to pay the Change in Control Payments to the Executive, supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof, expressly including but not limited to the Prior Employment Agreement.

(b)Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

(c)Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provision of this Agreement will not be affected or impaired thereby. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. The Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provision valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

(d)Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and the Surviving Bank. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable (including by operation of law) by the Executive without the prior written consent of the Company and the Board.

(e)Modification, Amendment, Waiver or Termination. No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the Executive and authorized representatives of the Company and the Board. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement. No delay in exercising any right hereunder shall operate as a waiver of such right. No waiver, express or implied, of any right or any breach by the Executive shall constitute a waiver of any other right or breach by the Executive.

(f)Notices. All notices, consents, requests, instructions, approvals or other communications provided for herein shall be in writing and delivered by personal delivery, overnight courier, mail, electronic facsimile or e-mail addressed to the receiving party at the address set forth herein. All such communications shall be effective when received.

If to the Company:
Heartland Financial USA, Inc.
707 17th Street, Suite 2950
Denver, Colorado 80202
Attention:     J. Daniel Patten, Executive Vice President, Finance and Corporate Strategy
Telephone:    (720) 873-3780
Fax:        (563) 589-1951
E-mail:        DPatten@htlf.com

With copy to:
Heartland Financial USA, Inc.
1398 Central Avenue
Dubuque, Iowa 52001
Attention:    Michael Coyle, Executive Vice President and Senior General Counsel
Telephone:    (563) 589-1994
Fax:        (563) 589-1951
E-mail:        mcoyle@htlf.com

If to MJB:
Morrill & Janes Bank and Trust Company
6740 Antioch
Merriam, Kansas 66204
Attention:    Wendy L. Reynolds
Telephone:    (913) 384-8205
E-mail:        wreynolds@mjbtrc.com

If to Blue Valley Ban Corp.:
Blue Valley Ban Corp.
11935 Riley St
Overland Park, KS 66213

Attention:	Corporate Secretary
Telephone:    (913) 338-2000
Fax:        (913) 234-7145
E-mail:        mfortino@bankbv.com

If to BankBV:
Bank of Blue Valley
11935 Riley St
Overland Park, KS 66213

Attention:	Corporate Secretary
Telephone:    (913) 338-2000
Fax:        (913) 234-7145
E-mail:        mfortino@bankbv.com

If to the Executive:
Robert D. Regnier
c/o Blue Valley Ban Corp.
11935 Riley Street
Overland Park, Kansas 66213
Telephone:    (913) 338-2000
Fax:        (913) 234-7040
E-mail:        bregnier@bankbv.com

Any party may change the address set forth above by notice to each other party given as provided herein.
(g)Headings. The headings and any table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(h)Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by the internal laws of the State of Kansas, without giving effect to any choice of law provisions thereof.

(i)Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(j)Advice of Counsel. THE EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY COUNSEL IN THE NEGOTIATION, EXECUTION AND DELIVERY OF THIS AGREMENT.

(k)Third-Party Benefit. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities of any nature whatsoever.
Withholding Taxes. The Surviving Bank may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

(l)Withholding Taxes. The Surviving Bank may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HEARTLAND FINANCIAL USA, INC.

By:	/s/ Lynn B. Fuller
Lynn B. Fuller Executive Operating Chairman

MORRILL & JANES BANK AND TRUST COMPANY

By:	/s/ Kurt Saylor
Kurt Saylor, Chairman of the Board

BLUE VALLEY BAN CORP.

By:	/s/ Mark A. Fortino
Mark A. Fortino, Chief Financial Officer

BANK OF BLUE VALLEY

By:	/s/ Mark A. Fortino
Mark A. Fortino, Chief Financial Officer

EXECUTIVE

By:	/s/ Robert D. Regnier
Robert D. Regnier

[Signature page to the Employment Agreement dated as of January 16, 2019 by and among Heartland Financial USA, Inc., Morrill & Janes Bank and Trust Company, Blue Valley Ban Corp., Bank of Blue Valley and Robert D. Regnier]

EXHIBIT A
GENERAL RELEASE
This General Release is made and entered into as of the __ day of __________, 20__, by Robert D. Regnier (the “Executive”).
WHEREAS, Heartland Financial USA, Inc. (“Heartland”), Morrill & Janes Bank and Trust Company (the “Bank”), Blue Valley Ban Corp., and Bank of Blue Valley and the Executive are parties to an Employment Agreement dated [ ] (the “Employment Agreement”);
WHEREAS, the Executive intends to settle any and all claims that the Executive has or may have against the Bank or Heartland as a result of the Executive’s employment with the Bank or the cessation of the Executive’s employment with the Bank; and
WHEREAS, under the terms of the Employment Agreement, which the Executive agrees are fair and reasonable, the Executive agreed to enter into this General Release as a condition precedent to the severance arrangements described in Section 8(d)(ii) of the Employment Agreement.
NOW, THEREFORE, in consideration of the provisions and the covenants contained in the Employment Agreement, the Executive agrees as follows:
1.    Release. For the consideration expressed in Section 8(d)(ii) of the Employment Agreement, the Executive does hereby fully and completely release and waive any and all claims, complaints, causes of action, demands, suits and damages, of any kind or character, which the Executive has or may have against the Released Parties, as hereinafter defined, arising out of any acts, omissions, conduct, decisions, behavior or events occurring up through the date of the Executive’s signature on this General Release, including the Executive’s employment with the Bank and the cessation of that employment. For purposes of this General Release, “Released Parties” means collectively the Bank, Heartland, and their respective predecessors, successors, assigns, parents, affiliates, subsidiaries, related companies, officers, directors, shareholders, agents, employees, attorneys and insurers, and each and all thereof.
The Executive understands and agrees that the Executive’s release of claims includes any and all possible claims related to his employment or the termination thereof, including but not limited to claims related to discrimination, harassment or retaliation, including but not limited to claims under Title VII of the Federal Civil Rights Act of 1964, as amended; The Civil Rights Act of 1991; sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Age Discrimination in Employment Act; the Older Worker Benefits Protection Act; the Family and Medical Leave Act; the Occupational Safety and Health Act, as amended; the Americans with Disabilities Act; the Equal Pay Act; the Executive Retirement Income Security Act; the Sarbanes Oxley Act of 2002;; or any other federal, state or local statute, ordinance or law. The Executive also understands that the Executive is giving up all other claims, including those grounded in contract or tort theories, including, but not limited to: wrongful discharge; breach of contract; tortious interference with contractual relations; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self-publication defamation; discharge in violation of public policy; whistleblower; intentional or negligent infliction of emotional distress; any other claim of any kind whatsoever, including but not limited to any claim for damages or declaratory or injunctive relief of any kind, under any other theory of pleading or proof, whether legal or equitable.
Nothing in this General Release prohibits the Executive from filing a charge with any government agency, however, the Executive further understands that the Executive is releasing, and does hereby release, any claims for damages, by charge or otherwise, whether brought by the Executive or on the Executive’s behalf by any other party, governmental or otherwise against any of the Released Parties. The Executive also waives and releases any and all rights to money damages or other legal relief awarded by any governmental agency related to any charge or other claim against any of the Released Parties.
This General Release does not constitute an unlawful waiver of any of the Executive’s rights under any laws or otherwise apply to or release (i) any post-termination claim that the Executive may have for benefits under the Employment Agreement or the provisions of any employee benefit plan maintained by Bank, including claims with regard to vested benefits under a retirement plan governed by the Employee Retirement Income Security Act (ERISA), (ii) any rights or claims that arise from actions occurring

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after the date the Executive signs this General Release, (iii) claims that cannot be waived by law, such as claims for unemployment compensation benefits, workers compensation benefits, or health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA) or similar state law, or under the Fair Labor Standards Act, (iv) claims for indemnity under any indemnification agreement with Heartland or the Bank or under their organizational documents, as provided by law or under any applicable insurance policy with respect to the Executive’s liability as an employee, director or officer of Heartland or the Bank or their affiliates, (v) the Executive’s right to receive award or monetary recovery pursuant to the Securities and Exchange Commission’s whistleblower program; (vi) the Executive’s ability to challenge the validity of this General Release under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act of 1990 (29 U.S.C. §§ 621 et seq.) or (vii)  any claim the Executive may have purely in his capacity as a shareholder or former shareholder of the Bank.
The Executive further understands that certain whistleblower laws permit him to communicate directly with governmental or regulatory authorities about possible violations of law. The Executive acknowledges that he is not required to seek Heartland’s or the Bank’s permission or notify the Heartland or the Bank of any communications made in compliance with applicable whistleblower laws, and that neither Heartland nor the Bank will consider such communications to violate this General Release or the Employment Agreement.
2.    Rescission. The Executive has been informed of the Executive’s right to rescind this General Release by written notice to Bank within seven (7) calendar days after the execution of this General Release. The Executive has been informed and understands that any such rescission must be in writing and delivered to Bank by hand or sent by mail within the 7-day time period. If delivered by mail, the rescission must be: (1) postmarked within the applicable period, and (2) sent by certified mail, return receipt requested.
The Executive understands that the Company and the Bank will have no obligations under the Employment Agreement in the event a notice of rescission by the Executive is timely delivered, and, in the event the Executive rescinds this General Release, the Executive agrees to repay to Bank any payments made to the Executive or benefits conferred upon him pursuant to Section 8(d)(ii) of the Employment Agreement prior to the date of rescission.
3.    Representations. The Executive represents that he is not aware of any violations of the law or bank policies with respect to his employment. No provision of this General Release shall be construed as an admission or concession of any liability or wrongdoing or of any preexisting liability or wrongdoing. The Executive is the sole owner of all claims released and has not assigned or transferred to any person all or part of any interest in any claim released under this General Release. This General Release and the Employment Agreement constitutes a single, integrated written contract expressing the entire agreement of the parties concerning his complete release of all claims as referred to herein. No covenants, agreements, representations, or warranties of any kind whatsoever, whether express or implied in law or fact, have been made the Bank or Heartland, or any representative thereof, except as specifically set forth in the Employment Agreement.
4.    Acceptance Period; Advice of Counsel. The terms of this General Release will be open for acceptance by the Executive for a period of 21 days during which time the Executive may consider whether or not to execute this General Release. The Executive agrees that changes to this General Release, whether material or immaterial, will not restart this acceptance period. The Executive is hereby advised to seek the advice of an attorney regarding this General Release.
5.    Binding Agreement. This General Release shall be binding upon the Executive and his heirs and assigns, and inure to the benefit of Heartland, the Bank and their respective successors and assigns.
6.    Ongoing Obligations. Notwithstanding any other Section of this General Release, the Executive acknowledges and agrees that he remains bound by, and will continue to comply in all respects with, Sections 5, 6, 7 and 8(e) of the Employment Agreement.
7.    Knowing and Voluntary Agreement. The Executive hereby acknowledges and states that the Executive has read this General Release. The Executive further represents that this General Release is written in language that is understandable to the Executive, that the Executive fully appreciates the meaning of its terms, and that the Executive enters into this General Release freely and voluntarily.

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IN WITNESS WHEREOF, the Executive, after due consideration, has authorized, executed and delivered this General Release all as of the date first written.

By:
Robert D. Regnier

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